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Exhibit 10.42

[FORM OF RESTRICTED STOCK AGREEMENT]

RESTRICTED SHARE AWARD AGREEMENT

pursuant to the

FIRST ALBANY COMPANIES INC.

1999 LONG-TERM INCENTIVE PLAN

*  *  *  *  *

Participant:

Grant Date:

Number of Restricted Shares granted:

*  *  *  *  *

THIS AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between First Albany Companies Inc., (the “Company”), and the Participant specified above, pursuant to the First Albany Companies Inc. 1999 Long-Term Incentive Plan as in effect and as amended from time to time (the “Plan”); and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Shares provided herein to the Participant (i) as an inducement to commence employment with, or to remain in the employment of, the Company (and/or one of its Subsidiaries), and (ii) as an incentive for increased effort during such service;

NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.

Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time and which are expressly intended to apply to the grant of the award provided for herein), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were expressly set forth herein.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2.

Grant of Restricted Share Award.  The Company hereby grants to the Participant, as of the Grant Date specified above, the number of Restricted Shares specified above.  Except as otherwise provided by Section 14.2 of the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s stockholder interest in the Company for any reason.

1.

Vesting.

3.1

The Restricted Shares subject to this grant shall become unrestricted and vested as follows:

3.2

If the Participant’s employment with the Company and its Subsidiaries terminates for any reason (other than due to death, Disability or Retirement) prior to the vesting of the Restricted Shares, the Restricted Shares shall immediately be cancelled and the Participant (and such Participant’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Shares.  If the Participant’s employment terminates due to death, Disability or Retirement, the Participant shall become 100% vested in any such Restricted Shares as of the date of such termination.

4.

Change of Control.  The following provisions shall apply to the Restricted Shares granted hereunder in favor of the provisions of Article 15 of the Plan:

4.1

In the event of an Involuntary Termination Upon a Change of Control or a Resignation for Good Reason Upon a Change of Control, 100% of any unvested Restricted Shares subject to this grant shall immediately become fully vested and transferable as of the Participant’s date of termination.

4.2

In the event the Participant’s employment is terminated in a manner described in Section 15.3 of the Plan, 100% of any unvested Restricted Shares subject to this grant shall immediately become fully vested and transferable as of the effective date of the Change of Control.

4.3

The following terms used in this Section 4 shall have the meanings set forth below:

•

“Involuntary Termination Upon a Change of Control” shall mean the termination of the employment of the Participant by the Company without Cause at any time during the one-year period beginning on the effective date of a Change of Control.  “Involuntary Termination Upon Change of Control” shall not include any termination of the Participant’s employment (a) for Cause; (b) as a result of the Participant’s Disability; (c) as a result of the Participant’s death; or (d) by the Participant for any reason.

•

“Resignation for Good Reason Upon a Change of Control” shall occur upon the receipt by the Company of the Participant’s notice specified below, if any of the following “Events” occur without the Participant’s prior written consent during the one-year period beginning on the effective date of a Change of Control: (A) The substantial reduction of (1) the Participant’s aggregate base salary, (2) the Participant’s Incentive Pay Eligibility, or (3) the benefits for which the Participant was eligible, in each case, in effect immediately prior to a Change of Control; unless, however, in the case of subclause (3) only, such reduction is due to an across-the-board reduction applicable to all senior executives of the Company or any successor, and the benefits available to the Participant after such across-the-board reduction are no less favorable than those available to similarly-situated executives of the Company and such successor; or (B) The permanent relocation of the Participant’s primary workplace to a location more than thirty (30) miles away from the Participant’s workplace in effect immediately prior to a Change of Control; and within sixty (60) days after any such Event, the Participant provides written notice to the Company describing with reasonable specificity the Event and stating his/her intention to resign from employment due to such Event.

•

“Cause” shall mean any one or more of the following:  (i) the Participant’s willful failure or refusal (except due to Disability or a condition reasonably likely to be deemed a Disability with the passage of time) to perform substantially his/her duties on behalf of the Company for a period of thirty (30) days after receiving written notice identifying in reasonable detail the nature of such failure or refusal; (ii) the Participant’s conviction of, entry of a plea of guilty or nolo contendere to, or admission of guilt in connection with a felony; (iii) disloyalty, willful misconduct or breach of fiduciary duty by the Participant which causes material harm to the Company; or (iv) the Participant’s willful violation of any confidentiality, developments or non-competition agreement which causes material harm to the Company.

•

“Disability” shall mean any physical or mental disability that renders the Participant unable to perform his/her essential job responsibilities for a cumulative period of 180 days in any twelve-month period, where such disability cannot be reasonably accommodated absent undue hardship.

•

“Incentive Pay Eligibility” shall mean the aggregate amount of any cash compensation derived from any bonus, incentive, performance, profit-sharing or similar agreement, policy, plan or arrangement of the Company that the Participant is eligible to receive based upon the attainment of 100% target or quota with respect to any one year.

5.

Delivery of Restricted Shares; Forfeiture Events.

5.1

Subject to Section 8.4 of the Plan, after the lapse of the restrictions in respect of a grant of Restricted Shares, the Participant shall be entitled to receive unrestricted shares of Common Stock.

5.2

Unless otherwise determined by the Committee, this Restricted Share Award shall terminate and be of no force or effect in accordance with and to the extent provided by the terms and provisions of Section 12 of the Plan.

5.3

Intentionally left blank.

6.

Non-transferability.  Restricted Shares, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution.  Any such Restricted Shares, and any rights and interests with respect thereto, shall not, prior to vesting, be pledged, encumbered or otherwise hypothecated in any way by the Participant (or any beneficiary(ies) of the Participant) and shall not, prior to vesting, be subject to execution, attachment or similar legal process.  Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Restricted Shares, or the levy of any execution, attachment or similar legal process upon the Restricted Shares, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

7.

Entire Agreement; Amendment.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  This Agreement may only be modified or amended by a writing signed by both the Company and the Participant.

8.

Notices.  Any notice which may be required or permitted under this Agreement shall be in writing and shall be delivered in person, or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

8.1

If such notice is to the Company, to the attention of the Secretary of First Albany Companies Inc., 677 Broadway, Albany, New York, 12207, or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

8.2

If such notice is to the Participant, at his or her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.

9.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof.

10.

Compliance with Laws.  The issuance of the Restricted Shares or Common Stock pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Exchange Act and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.  The Company shall not be obligated to issue any of the Restricted Shares or Common Stock pursuant to this Agreement if such issuance would violate any such requirements.

11.

Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Participant shall not assign any part of this Agreement without the prior express written consent of the Company.

12.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

13.

Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

14.

Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

15.

Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his hand, all as of the Grant Date specified above.

FIRST ALBANY COMPANIES INC.

By:

___________________________

___________________________

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